Exhibit 99.1
FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:	AT SILICON MOUNTAIN HOLDINGS:
Haris Tajyar	Tre’ Cates
Managing Partner	President and Chief Executive Officer
Ph: 818-382-9702	Ph: 303-938-1155
htajyar@irintl.com	tcates@smmdirect.com
FOR IMMEDIATE RELEASE
AUGUST 15, 2008
SILICON MOUNTAIN HOLDINGS ANNOUNCES
TWO-FOR-ONE STOCK SPLIT
BOULDER, Colo., & LOS ANGELES—August 15, 2008 — Silicon Mountain Holdings, Inc., (OTCBB: SLCM), a technology company specializing in high performance interactive computing solutions, today announced that its Board of Directors has declared a 2-for-1 stock split of the Company’s common shares. The split will increase the number of the Company’s common shares outstanding to approximately 13.06 million from approximately 6.53 million.
Shareholders will receive one additional share of the Company’s common stock for every share held on the record date of August 29, 2008. The additional share will be delivered to shareholders on or about the effective date of September 2, 2008 by the Company’s transfer agent, Computershare Investor Services. The Company expects that it will begin trading at its split-adjusted price beginning on September 2, 2008.
“As we indicated earlier this year, Silicon Mountain Holding’s diversification into higher-growth, higher margin industries such as gaming, servers and online backup storage services is beginning to make progress,” said Tré Cates, President and Chief Executive Officer of Silicon Mountain Holdings, Inc.“This initial success followed by today’s stock split represents our commitment to increasing shareholder value and our belief in the future outlook of the Company. We expect that the increase in outstanding shares should improve the liquidity of our stock and serve to attract a broader spectrum of both institutional and individual investors.”
To be added to Silicon Mountain’s investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.
About Silicon Mountain Holdings
Silicon Mountain Holdings, Inc. (OTCBB: SLCM) is a technology company specializing in high performance interactive computing solutions. The Company has a strong portfolio of product brands and services that address the storage and security demands of the digital media age. Silicon Mountain has recently announced the 3rd quarter launch of online backup and is making the transition from low-margin memory components to higher-margin devices, systems and services. Additional news and information about the company is available at http://www.slcmholdings.com.

Forward Looking Statements: This release contains forward-looking statements that involve risks and uncertainties. Silicon Mountain’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in Silicon Mountain’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and any subsequent SEC filings.
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